UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2006 (August 28, 2006)

IMMTECH PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-25669	39-1523370
(State or Other	(Commission File Number)	(I.R.S. Employer
Jurisdiction of		Identification No.)
Incorporation)

One North End Avenue, New York, New York (Address of Principal Executive Offices)	10282 (Zip Code)

Registrant’s telephone number, including area code: (212) 791-2911

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17
CFR 230.425)
Soliciting material pursuant to Rule 14a-l2 under the Exchange Act (17 CFR
240. l4a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the
Exchange Act (17 CFR 240.l4d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the
Exchange Act (17 CFR 240.l3e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

On August 28, 2006, Immtech Pharmaceuticals, Inc. (the “Company”) entered into an Agreement in Respect of Relocation of the Pharmaceutical Manufacturing Plant (the “Agreement”) with China Pharmaceutical Investments Limited (“China Pharmaceutical”) pursuant to which the Company will, subject to the terms of the Agreement, issue up to 150,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to China Pharmaceuticals if certain conditions as described below are achieved (the “Agreement”). Pursuant to the Agreement, China Pharmaceutical will provide assistance and advice to the Company in its execution of the plan to develop a manufacturing and distribution facility suitable for the Company’s growing needs. This plan may involve the sale or exchange of the Company’s existing property in the People’s Republic of China (the “Property”). Subject to the terms of the Agreement, China Pharmaceutical will receive milestone payments of Common Stock as follows:

•	For identification of a site deemed suitable by the Company for building a pharmaceutical plant, China Pharmaceutical will receive 35,000 shares of Common Stock;
•	For completing the feasibility study to be submitted to the appropriate governmental agencies, China Pharmaceutical will receive 45,000 shares of Common Stock;
•

For successfully lobbying the necessary governmental agencies to allow the Company to move to another site and having the governmental agencies issue a letter that the Company is able to sell the Property, China Pharmaceutical will receive 70,000 shares of common stock.

The total amount of stock granted to China Pharmaceutical under the Agreement will not exceed 150,000 shares of Common Stock.

To the extent Common Stock is issued pursuant to the Agreement, it will be issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and Rule 506 of Regulation D promulgated thereunder, as a transaction not involving a public offering. China Pharmaceutical has provided the Company a written representation that it is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Act, and the Company did not engage in general solicitation with respect to the sale of Common Stock under the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMTECH PHARMACEUTICALS, INC.

Date: August 31, 2006	By: /s/ Eric L. Sorkin Eric L. Sorkin Chief Executive Officer and President